Exhibit 99.1

August 9, 2010	Symbol: BER
(TSX.V)

BE Resources Establishes Drill Date for
Warm Springs Beryllium Project

TORONTO, ONTARIO – BE Resources Inc. (TSX.V: BER) (“BE” or the “Company”) announces upcoming environmental monitoring and exploration drilling at the Sullivan Ranch Location. The New Mexico Mining and Minerals Division (MMD) issued a permit to BE for exploration drilling on its Warm Springs Beryllium Property in New Mexico, U.S.A. on April 23, 2010. The exploration permit contained an amended monitoring plan. BE has now obtained all required monitoring permits and conducted species monitoring for the Alamosa Springsnail on August 6, 2010. Surface and groundwater samples will also be collected, in compliance with the approved monitoring plan.

In accordance with the approved monitoring plan, BE is required to conduct a second monitoring event 30 days from August 6, 2010. The second monitoring event for species, surface and groundwater will be conducted on September 7, 2010. Exploration drilling is scheduled to begin on or about September 8, 2010.

BE will conduct all required monitoring and reporting pursuant to the MMD-issued permit throughout the exploration drilling process. Five exploration boreholes are planned to be drilled under the current MMD-approved permit.

About BE Resources Inc.

BE Resources Inc. is a junior mineral exploration company focused on advancing the exploration and development of its Warm Springs beryllium project in New Mexico. For more information please visit BE’s website at www.be-res.com.

For further information:

Jason Monaco	Eric Balog
First Canadian Capital Corp.	First Canadian Capital Corp.
Tel: 416-742-5600 Fax: 416-742-6410	Tel: 416-742-5600 Fax: 416-742-6410
Email: jmonaco@firstcanadiancapital.com	Email: ebalog@firstcanadiancapital.com

Certain statements contained in this news release may contain forward-looking information within the meaning of United States and Canadian securities laws. Such forward-looking information is identified by words such as “estimates”, “intends”, “expects”, “believes”, “may”, “will” and include, without limitation, statements regarding the Company’s expectations as to planned exploration drilling. Factors that could cause actual results to differ materially include, among others, any further opposition from environmental groups or governmental authorities. Investors are cautioned not to put undue reliance on forward-looking information. Except as otherwise required by applicable securities statutes or regulation, the Company expressly disclaims any intent or obligation to update publicly forward-looking information, whether as a result of new information, future events or otherwise.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

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